SUB-ITEM 77-E
LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively, "Federated")
 have been named as
defendants in several lawsuits
that are now pending in the
United States District Court
 for the Western
District of Pennsylvania.
These lawsuits have been
consolidated into a single
action alleging excessive
advisory fees involving one
of the Federated-sponsored
 mutual funds ("Funds").
       Federated and its
 counsel have been defending
 this litigation. Additional
lawsuits based upon
similar allegations may be
filed in the future. The potential
impact of these lawsuits, all of
 which seek
monetary damages, attorneys'
fees and expenses, and future
potential similar suits is uncertain.
Although
we do not believe that these
lawsuits will have a material
adverse effect on the Funds,
there can be no
assurance that these suits,
ongoing adverse publicity and/or other
 developments resulting from the
allegations in these matters will not
result in increased redemptions,
or reduced sales, of shares of the
Funds or other adverse consequences
for the Funds.


	(3)